Exhibit 14.1

CODE OF CONDUCT

Nova Minerals Limited (the “Company”) is committed to the highest standards of honesty and ethical practices in all aspects of the Company’s operations.

Minimum Standards

This Code will be reviewed periodically to check it is operating effectively and whether any changes are required. Accordingly, this Code may be amended from time to time.

Notwithstanding the above, this Code will always comply with the following minimum standards:

●	The Company will regularly review its practices and procedures to ensure that its legal obligations are being met;
●	The Company must publish this Code when amended on the Company’s web page;
●	All Senior Management, Directors and employees of the Company must act honestly always in the exercise of their duties as an employee; and
●	All Senior Management, Directors and employees of the Company are expected to act to the best of their ability given their skills and experience.

The Board and Senior Management endorse this Code. A condition of employment for any employee of the Company is agreeing to be bound by this Code. This Code has been prepared in accordance with the statement of values of the Company as displayed on the website of the Company>

Purpose

This document sets out:

●	the standards of ethical behaviour and good corporate governance that are required to be achieved by the Board, Senior Management and employees; and
●	how the Company will engender good corporate governance practices and encourage observance of the standards of behaviour and good corporate governance set out herein.

In the compilation of this Code, the Company has where possible and appropriate followed the Recommendations of the ASX Corporate Governance Principles and Recommendations.

This document is not a legal document but sets out the aspirations and values of the Company to be adhered to.

Standards

Integrity, Honesty and Fairness

The Directors, Senior Management and every employee of the Company is expected to:

●	act in accordance with the stated values of the Company and in the best interest of the Company;
●	act honestly and with high standards of personal integrity;
●	act ethically and responsibly;

●	treat fellow staff members with respect and not engage in bullying, harassment or discrimination;
●	deal fairly with customers, suppliers and the community;
●	understand and comply with legal requirements (including all laws and regulations that apply to the Company and its operations, the policies of the Company and, in respect of the Directors, the requirements placed on the Directors under Chapter 2D, Part 2D.1 of the Corporations Act 2001 (Cth);
●	avoid actual or potential conflicts of interest and declare any actual or potential conflicts that arise (and deal appropriately with same). Those conflicts include but are not limited to financial conflicts of interest;
●	take reasonable steps to avoid or manage any actual conflict or potential conflict that does arise;
●	report any complaint or instance of dissatisfaction with the Company, its Senior Management or employees to the Board;
●	never accept or offer any bribes or rebates or any other form of inducement or enticement;
●	decline to accept any gift which may affect their motivation to act in the best interest of the Company;
●	trade only in shares of the Company in strict accordance with the Company’s share trading policy;
●	maintain confidentiality with respect to all dealings of the Company and maintain the confidences of all persons the Company has dealings with;
●	not take advantage of their position or the opportunities arising therefrom for personal gain; and
●	maintain individual’s privacy and not use any personal information provided to the Company for any purpose other than for that which it was provided to the Company.

The Company encourages Directors, Senior Management and employees of the Company to report breaches of this Code to the appropriate person (being the secretary who shall report to the Board).

Good Corporate Citizenship

The Company recognises that it operates in an environment which impacts on various interests in the community. In pursuing corporate responsibility, the Company will:

●	always consider the environmental, sociological and economic impacts of its operations;
●	implement appropriate health and safety and environmental policies which balance the interests of our stakeholders and the communities in which we operate but always place the health and safety of our employees and others first;
●	observe the letter and spirit of relevant laws and regulations; and
●	adhere to the ASX Corporate Governance Principles and Recommendations.

Workplace Fairness

The Company values its employees. The objective of the Company is to create a diverse and equitable workplace where employees feel encouraged to perform and are free from discrimination based on age, gender, race, religion, sexual orientation or marital status.

In pursuit of this objective, the Company will:

●	not tolerate any act of bullying, harassment or discrimination;
●	encourage the reporting of any act of harassment and deal swiftly and appropriately with those in breach of the standards to minimize harm, protecting the reporting employee if appropriate; and
●	openly apply policies of performance management, recognise achievement consistent with the policies and communicate to employee’s areas in which they could improve.

Trading Activities

The Company values fair competition and trade practices and will seek to comply with the letter and spirit of all Commonwealth and State or Territory trade practices laws where applicable. In pursuing this objective, the Company expects that:

●	its Senior Management, Directors and employees will exercise the highest level of honesty and integrity in all dealings with suppliers, customers and consumers in relation to marketing and selling activities, use of market power, description of goods, our relationships with suppliers and the quality and safety of our products; and
●	its Senior Management, Directors and employees will never say or do anything that is likely to mislead or deceive anyone dealing with the Company.

Assistance

The Company treats breaches of this Code very seriously.

If you have any concerns or queries about conduct which may have breached this Code, it should be reported to the Secretary who will provide the information to the Board. Persons making a report in good faith will be treated fairly and confidentially if appropriate. The report will be handled appropriately as the circumstances dictate to minimize harm to all parties.

Please contact the Company if you have any query or concern which has not been addressed in this Code or any other policy of the Company.

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